Exhibit 99.1

Terran Orbital Announces Agreement with Shareholder Group

BOCA RATON, FL, Feb. 5, 2024 – Terran Orbital Corporation (NYSE: LLAP) (“Terran Orbital” or the “Company”), a global leader in satellite-based solutions primarily serving the aerospace and defense industries, today announced that it has entered into an agreement with the investor group comprised of Sophis Investments LLC, Sophis GP LLC, Tassos Recachinas, Roark’s Drift, LLC, Joseph Roos, Jordi Puig-Suari, Roland Coelho and Austin Williams (collectively, the “Investor Group”).

Marc Bell, the Company’s Chairman and CEO, said, “Company management and the Board of Directors take shareholder feedback seriously. We have had a very constructive dialogue with the Investor Group and appreciate their input toward achieving our shared goal of driving shareholder value. We are pleased to have come to an agreement and look forward to furthering our constructive relationship with the Investor Group.”

Tassos Recachinas, President and Chief Investment Officer of Sophis Investments, stated, “We are pleased that we have aligned with Terran Orbital’s management team and Board and appreciate the Company’s commitment to driving value enhancing initiatives in the best interest of all stockholders. We also appreciate the constructive relationship we have developed with the Company and look forward to working with the Board, including filling the currently vacant Board seat, as the Company moves forward on its strategic initiatives.”

Austin Williams, a member of the Investor Group, said, “I am very pleased to see the direction the company is going in and look forward to its continued success. Terran Orbital’s satellite platforms are actively performing missions across commercial, civil and military domains, while operating in LEO, GEO, and around the Moon. I believe the company is well positioned to scale its manufacturing of flight proven technology to meet the needs of its growing and diverse customer base.”

Joseph Roos, a Terran Orbital investor and member of the Investor Group, added, “I am confident in the direction of the Company, which includes diversifying its pipeline, improving financial controls, exploring value enhancing measures, and working towards profitable growth.”

Under the terms of the Agreement, the Company’s Board of Directors (the “Board”) in consultation with the Investor Group has agreed to identify and appoint an independent director to fill its vacant seat caused by the passing of Anthony Previte, reflecting the Company’s continual efforts to enhance stockholder value and corporate governance practices. The Company remains committed to exploring a number of value creating initiatives as part of its ongoing strategic review process, including those related to the Company’s operations, financial performance (including potential opportunities for cost reduction), and corporate governance, among others.

In connection with the Agreement, the parties have also agreed to customary standstill, voting and other commitments.

About Terran Orbital

Terran Orbital is a leading manufacturer of satellite products primarily serving the aerospace and defense industries. Terran Orbital provides end-to-end satellite solutions by combining satellite design, production, launch planning, mission operations, and on-orbit support to meet the needs of the most demanding military, civil, and commercial customers. Learn more at www.terranorbital.com.

Contacts

Public Relations

Juliana Johnson

pr@terranorbital.com
949-508-6404

Investor Relations
Jonathan Siegmann
ir@terranorbital.com
949-202-8476